Exhibit 99.1

TEEKAY TANKERS LTD.

2007 LONG-TERM INCENTIVE PLAN

SECTION 1. PURPOSE OF THE PLAN

The Teekay Tankers Ltd. 2007 Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of Teekay Tankers Ltd., a Marshall Islands Corporation (the “Company”), by providing incentive awards to employees, consultants, and directors of the Company and its Affiliates. The Plan is also contemplated to enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Company and to encourage them to devote their best efforts to advancing the business of the Company and its subsidiaries.

SECTION 2. DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

“Acquisition Price” means the higher of (a) the highest reported per share sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which the Common Stock is listed during the 60-day period prior to and including the date of a Change of Control or (b) if the Change of Control is the result of a tender or exchange offer or a negotiated acquisition of Common Stock, the highest price per share of Common Stock paid in such tender or exchange offer or acquisition. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined by the Board in its sole discretion.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means an Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, cash-based award or other incentive payable in cash or in shares of Common Stock as may be designated by the Committee from time to time, and shall include any tandem DERs granted with respect to a Restricted Stock Unit.

“Award Agreement” means the written agreement by which an Award may be evidenced.

“Board” means the Board of Directors of the Company.

“Cause” unless otherwise defined in the Award Agreement or in a written employment, services or other agreement between the Participant and the Company or its Affiliate, means dishonesty, fraud, serious misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by criminal law (except minor violations), in each case as determined by the Committee, whose determination shall be conclusive and binding.

“Change of Control” unless otherwise defined in the Award Agreement or in a written employment, services or other agreement between the Participant and the Company or its Affiliate means, and shall be deemed to have occurred upon the consummation of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person and/or its Affiliates, other than to the Company and/or any of its Affiliates; (ii) the consolidation, reorganization, merger or other transaction pursuant to which more than 50% of the combined voting power of the outstanding equity interests in the Company cease to be owned by the Persons who own such interests as of the effective date of the initial public offering of the Common Stock; or (iii) a “Change in Control” or a “Company Transaction” that is not a “Related Party Transaction,” as provided in the Teekay Corporation 2003 Equity Incentive Plan.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Nominating and Corporate Governance Committee of the Board or such other committee of the Board appointed by the Board to administer the Plan, which shall be composed of two or more directors, each of whom shall be a “non-employee director” within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act, or any successor rule.

“Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company.

“Consultant” means an individual who performs services for the Company or its subsidiaries and is not an Employee or a Director.

“DER” means a contingent right, granted in tandem with a specific Restricted Stock Unit, to receive any dividends, at the same time as the dividends made by the Company with respect to a share of Common Stock, during the period such Restricted Stock Unit is outstanding.

“Director” means a member of the Board who is not an Employee.

“Disability” unless otherwise defined by the Committee or in the Award Agreement or in a written employment, services or other agreement between the Participant and the Company or its Affiliate, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable to perform his or her material duties for the Company or its Affiliate and to be engaged in any substantial gainful activity, in each case as determined by the Committee, whose determination shall be conclusive and binding.

“Employee” means any employee of the Company or an Affiliate who performs services for the Company or its subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing sales price of a share of Common Stock on the date of determination (or if there is no trading in the Common Stock on such date, on the last preceding date on which there was trading) during regular trading, unless determined otherwise by the Committee using such methods or procedures as it may establish, including an average of trading days not to exceed 30 days from the Grant Date. In the event the Common Stock is not publicly traded at the time a determination of Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.

“Good Reason” unless otherwise defined by the Committee or in the Award Agreement or in a written employment, services or other agreement between the Participant and the Company or its Affiliate, means the Participant’s voluntary resignation following any of the following events or conditions and the failure of the Successor Company to cure such event or condition within 30 days after receipt of written notice from the Participant: (a) a change in the Participant’s position which materially reduces the Participant’s level of responsibility; (b) a reduction in the Participant’s level of compensation (including base salary, fringe benefits or participation in any corporate performance based bonus or incentive programs) by more than 15%; or (c) a relocation of the Participant’s place of employment by more than 50 miles; provided and only if such change, reduction or relocation is effected without the Participant’s consent.

“Grant Date” means the later of (a) the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee or (b) the date on which all conditions precedent to the Award have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Option” means an option to purchase Common Stock granted under the Plan.

“Participant” means any Employee, Consultant or Director granted an Award under the Plan.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture and is either not exercisable by or payable to the Participant, as the case may be.

“Restricted Stock” means Common Stock granted under the Plan that is subject to a Restricted Period.

“Restricted Stock Unit” means a phantom (notional) unit granted under the Plan which upon vesting entitles the Participant to receive a share of Common Stock or an amount of cash equal to the Fair Market Value of a share of Common Stock, as determined by the Committee in its discretion.

“Retirement” unless otherwise defined in the Award Agreement or in a written employment, services or other agreement between the Participant and the Company or its Affiliate, means either (a) attaining the age of 65, or (b) attaining the age of 55 with a combination of age and years of service that equates to at least 65.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SDR” means a dividend made by the Company with respect to Restricted Stock.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Stock Appreciation Right” means an Award that, upon exercise, entitles the holder to receive the excess of the Fair Market Value of a share of Common Stock on the exercise date over the base price established for such Stock Appreciation Right. Such excess may be paid in cash and/or in shares of Common Stock, as determined by the Committee in its discretion.

“Successor Company” means the surviving company or the successor company, as applicable, in connection with a Change of Control.

“Termination of Service” means a termination of employment or service relationship with the Company or its Affiliates for any reason, whether voluntary or involuntary, including by reason of death, Disability or Retirement. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Committee, whose determination shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Affiliate shall not be considered a Termination of Service for purposes of an Award. Unless the Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be an Affiliate.

“Vesting Commencement Date” means the Grant Date or such other date selected by the Committee as the date from which the Option begins to vest.

SECTION 3. ADMINISTRATION

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and any applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation all references in the Plan to the “Committee,” other than in Section 8, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, himself or herself or to any other person who would be subject to Rule 16b-3 or who is a member of the Board.

Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate of the Company, any Participant, and any beneficiary of any Award.

SECTION 4. SHARES

(a)	Limits on Shares Deliverable

Subject to adjustment as provided in Section 4(c), the number of shares of Common Stock available for delivery under the Plan is 4,000,000. There shall not be any limitation on the number of Awards that may be granted and paid in cash. If any Award is forfeited or otherwise terminates or is canceled without the delivery of shares, then the shares covered by such Award, to the extent of such forfeiture, termination, or cancellation, shall again be shares with respect to which Awards may be granted.

(b)	Sources of Shares Deliverable Under Awards

Any shares of Common Stock delivered pursuant to an Award shall consist, in whole or in part, of authorized but unissued shares of Common Stock or shares of Common Stock acquired in the open market, from any Affiliate or any other Person, or any combination of the foregoing.

(c)	Adjustments

In the event any distribution (other than a normal cash dividend), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other similar transaction or event results in (i) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or any other company or (ii) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (1) the number and type of securities with respect to which Awards may be granted, (2) the number and type of securities subject to outstanding Awards, and (3) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that the number of securities subject to any Award shall always be a whole number.

Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards. Also notwithstanding the foregoing, a Change of Control shall not be governed by this Section 4(c) but shall be governed by Section 7.

SECTION 5. ELIGIBILITY

Any Employee, Consultant or Director shall be eligible to be designated a Participant and receive an Award under the Plan.

SECTION 6. AWARDS

(a)	Options

The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Options shall be granted, the number of shares to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price. The exercise price per share of Common Stock purchasable under an Option shall be determined by the Committee at the time the Option is granted and may be equal to or more than the Fair Market Value of a share of Common Stock as of the date of grant.

(ii) Time and Method of Exercise. The Committee shall determine the Restricted Period, i.e., the time or times at which an Option may be exercised in whole or in part, which may include, without limitation, accelerated vesting upon the achievement of specified performance goals, and the method or methods by which payment of the exercise price with respect thereto may be made or deemed to have been made, which may include, without limitation, (1) cash, (2) check acceptable to the Company, (3) to the extent permitted by law, a “broker-assisted cashless exercise” through procedures approved by the Company, (4) tendering shares of Common Stock owned by the Participant , other securities or other property, (5) having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option, or (6) any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price. If not so established in the instrument evidencing the Option, the Option shall vest and become exercisable according to the following schedule, which may be waived or modified by the Committee at any time:

Period of Participant’s Continuous Employment or Service With the Company or Its Related Companies From the Vesting Commencement Date	Portion of Total Option That Is Vested and Exercisable

After 1 year	1/3

After each additional year of continuous service completed thereafter	An additional 1/3

After 3 years	100%

To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery to or as directed or approved by the Company of a properly executed Option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of shares of Common Stock with respect to which the Option is being exercised, the restrictions imposed on the shares of Common Stock purchased under such exercise agreement or notice, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full. An Option may be exercised only for whole shares of Common Stock and may not be exercised for less than a reasonable number of shares of Common Stock at any one time, as determined by the Committee.

(iii) Termination of Service. The Committee shall establish and set forth in each Award Agreement whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time. If not so established in the Award Agreement, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Committee at any time:

(A) Any portion of an Option that is not vested and exercisable on the date of a Participant’s Termination of Service shall expire on such date unless the Participant’s Termination of Service arises as a result of the Participant’s Retirement or death, in which case the provisions of paragraphs (B) or (C) below shall apply.

(B) If the Participant’s Termination of Service is due to Retirement, all Options granted to that Participant shall continue to vest in accordance with the vesting schedule applicable to such Options and otherwise in accordance with the terms and conditions imposed by the Committee in connection with such Options. The Options shall expire on the earliest to occur of (y) the last day of the maximum term of the Option (the “Option Expiration Date”) and (z) the five-year anniversary of the date of Retirement, unless the Committee determines otherwise.

(C) If the Participant’s Termination of Service is due to death, all Options granted to that Participant that have not yet vested as of the date of such termination will immediately vest effective as of such date. The Options shall expire on the earliest to occur of (y) the Option Expiration Date and (z) the two-year anniversary of the date of death, unless the Committee determines otherwise.

(D) Any portion of an Option that is vested and exercisable on the date of a Participant’s Termination of Service shall expire on the earliest to occur of

(1) if the Participant’s Termination of Service occurs for reasons other than Cause, Retirement, Disability or death, the date that is three months after such Termination of Service;

(2) if the Participant’s Termination of Service occurs by reason of Retirement or Disability, the five-year anniversary of such Termination of Service; and

(4) the Option Expiration Date.

Notwithstanding the foregoing, if a Participant dies after his or her Termination of Service but while an Option is otherwise exercisable, the portion of the Option that is vested and exercisable on the date of such Termination of Service shall expire upon the earlier to occur of (y) the Option Expiration Date and (z) the two-year anniversary of the date of death, unless the Committee determines otherwise.

Also notwithstanding the foregoing, in case a Participant’s Termination of Service occurs for Cause, all Options granted to the Participant shall automatically expire upon first notification to the Participant of such termination, unless the Committee determines otherwise. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Option shall likewise be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after a Participant’s Termination of Service, any Option then held by the Participant may be immediately terminated by the Committee, in its sole discretion.

(E) A Participant’s change in status from an employee to a consultant, advisor or independent contractor or a change in status from a consultant, advisor or independent contractor to an employee shall not be considered a Termination of Service for purposes of this Section 6(a)(iii).

(b)	Restricted Stock and Restricted Stock Units

The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Restricted Stock or Restricted Stock Units shall be granted, the number of shares of Restricted Stock or Restricted Stock Units to be granted to each such Participant, the duration of the Restricted Period, the conditions under which the Restricted Stock or Restricted Stock Units may become vested or forfeited, which may include, without limitation, the accelerated vesting upon the achievement of specified performance goals, and such other terms and conditions as the Committee may establish with respect to such Awards, including whether DERs are granted with respect to the Restricted Stock Units and whether SDRs are attached to the Restricted Stock.

(i) DERs. To the extent provided by the Committee, in its discretion, in the Award Agreement at the time of grant, a grant of Restricted Stock Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Restricted Stock Unit Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(ii) SDRs. To the extent provided by the Committee, in its discretion, in the Award Agreement at the time of grant, a grant of Restricted Stock may provide that dividends made by the Company with respect to the Restricted Stock shall be subject to the same forfeiture and other restrictions as the Restricted Stock and, if restricted, such shall be held, without interest, until the Restricted Stock vests or is forfeited with the SDR being paid or forfeited at the same time, as the case may be. Absent such a restriction on the SDRs in the Award Agreement, SDRs shall be paid to the holder of the Restricted Stock without restriction.

(iii) Lapse of Restrictions.

(A) Restricted Stock Units. Unless a different payment time is specified in the Award Agreement, upon or as soon as reasonably practical following the vesting of each Restricted Stock Unit, subject to the provisions of Section 9(b), the Participant shall be entitled to receive from the Company one share of Common Stock or cash equal to the Fair Market Value of a share of Common Stock, as determined by the Committee in its discretion.

(B) Restricted Stock. Upon or as soon as reasonably practical following the vesting of each share of Restricted Stock, subject to the provisions of Section 9(b), the Participant shall be entitled to have the restrictions removed from his or her stock certificate or book entry so that the Participant then holds an unrestricted share of Common Stock.

(D) Waiver of Restrictions. Notwithstanding any other provisions of the Plan, the Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock Units or Restricted Stock under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

(iv) Termination of Service.

(A) The Committee may establish and set forth in each instrument that evidences Restricted Stock Units or Restricted Stock whether and to what extent such Awards shall vest after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time. If not so established in the instrument evidencing the Restricted Stock Units or Restricted Stock, the Restricted Stock Units or Restricted Stock shall vest according to the following terms and conditions, which may be waived or modified by the Committee at any time:

(1) Any portion of the Restricted Stock Units or Restricted Stock that is not vested on the date of a Participant’s Termination of Service shall be cancelled on such date unless the Participant’s Termination of Service arises as a result of the Participant’s Retirement or death, in which case the provisions of paragraph (2) or (3) below shall apply.

(2) Subject to the provisions of paragraph (4) below, if the Participant’s Termination of Service is due to Retirement, all Restricted Stock Units or Restricted Stock granted to that Participant shall continue to vest in accordance with the vesting schedule applicable to such Restricted Stock Units or Restricted Stock and otherwise in accordance with the terms and conditions imposed by the Committee in connection with such Restricted Stock Units or Restricted Stock.

(3) Subject to the provisions of paragraph of (4) below, if Participant’s Termination of Service is due to death, any Restricted Stock Units or Restricted Stock granted to that Participant that have not yet vested as of the date of such termination will immediately vest effective as of such date.

(4) The provisions of this Section 6(b)(iv) shall not apply to Restricted Stock Units or Restricted Stock which only vest upon the achievement of certain performance criteria established by the Committee.

(B) Notwithstanding the foregoing, in case a Participant’s Termination of Service occurs for Cause, all Restricted Stock Units or Restricted Stock granted to the Participant shall automatically expire upon first notification to the Participant of such termination, unless the Committee determines otherwise. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Restricted Stock Units or Restricted Stock shall likewise be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after a Participant’s Termination of Service, any Restricted Stock Units or Restricted Stock then held by the Participant may be immediately terminated by the Committee, in its sole discretion.

(C) A Participant’s change in status from an employee to a consultant, advisor or independent contractor or a change in status from a consultant, advisor or independent contractor to an employee shall not be considered a Termination of Service for purposes of this Section 6(b)(iv).

(c)	Stock Appreciation Rights

The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Stock Appreciation Rights shall be granted, the number of shares of Common Stock to be covered by each grant, the base price thereof and the conditions and limitations applicable to the exercise of the Stock Appreciation Right, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Base Price. The base price per Stock Appreciation Right shall be determined by the Committee at the time the Stock Appreciation Right is granted and may be equal to or more than the Fair Market Value of a share of Common Stock as of the date of grant.

(ii) Time of Exercise. The Committee shall determine the Restricted Period, i.e., the time or times at which a Stock Appreciation Right may be exercised in whole or in part, which may include, without limitation, accelerated vesting upon the achievement of specified performance goals.

(d)	Other Stock or Cash-Based Awards

Subject to the terms of the Plan and such other terms and conditions as the Committee deems appropriate, the Committee may grant other incentives payable in cash or in shares of Common Stock under the Plan.

(e)	General

(i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards.

(A) Except as provided in (C) below or as provided in the Award Agreement, each Option and Stock Appreciation Right shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or by the applicable laws of descent and distribution.

(B) Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the applicable laws of descent and distribution.

(C) To the extent specifically provided by the Committee with respect to an Option or Stock Appreciation Right grant, an Option or Stock Appreciation Right may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

(iii) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee.

(iv) Stock Certificates/Book Entry. All certificates for shares of Common Stock or other securities of the Company delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such shares of Common Stock or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. In lieu of delivering certificates for shares of Common Stock, the Committee may, in its sole discretion, effect the issuance of shares of Common Stock under the Plan in book entry.

(v) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee determines.

(vi) Delivery of Shares of Common Stock or other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan or any Award Agreement to the contrary, delivery of shares of Common Stock pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain shares of Common Stock to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. No shares of Common Stock or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Company.

SECTION 7. CHANGE OF CONTROL

(a)	Effect of a Change of Control

Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise at the time of grant with respect to a particular Award, in the event of a Change of Control:

(i) All outstanding Awards shall become fully and immediately vested and exercisable, and all applicable deferral and restriction limitations shall lapse immediately prior to the Change of Control, unless such Awards are converted, assumed, or replaced by the Successor Company. Notwithstanding the foregoing, with respect to Options or Stock Appreciation Rights, the Committee, in its sole discretion, may instead provide that a Participant’s outstanding Options and Stock Appreciation Rights shall terminate upon consummation of such Change of Control and that each such Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (a) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options or Stock Appreciation Rights (whether or not then exercisable) exceeds (b) the aggregate exercise price for such Options or Stock Appreciation Rights.

(ii) For the purposes of this Section 7(a), an Award shall be considered converted, assumed or replaced by the Successor Company if following the Change of Control the option or right confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each share of Common Stock held on the effective date of the Change of Control (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the Change of Control is not solely equity of the Successor Company, the Committee may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option or the vesting of the right, for each share of Common Stock subject thereto, to be solely equity of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control. The determination of such substantial equality of value of consideration shall be made by the Committee and its determination shall be conclusive and binding.

(b)	Change of Control Cash-Out

Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change of Control (the “Exercise Period”), if the Committee shall so determine at, or at any time after, the time of grant, a Participant holding an Option or Stock Appreciation Right shall have the right, whether or not the Option or Stock Appreciation Right is fully exercisable and in lieu of the payment of the purchase price for the shares being purchased under the Option, and by giving notice to the Company, to elect to surrender all or part of the Option or Stock Appreciation Right to the Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Acquisition Price per share on the date of such election shall exceed the exercise price per share under the Option or Stock Appreciation Right multiplied by the number of shares granted under the Option or Stock Appreciation Right as to which the right granted under this Section 7(b) shall have been exercised.

(c)	Acceleration and Exercise Following a Change of Control

If following a Change of Control, a Participant’s employment is subsequently terminated without Cause or for Good Reason within 24 months of the Change of Control, any such Awards that remain unvested shall become fully and immediately vested and exercisable upon the date of the Participant’s termination, all applicable deferral and restriction limitations shall lapse, and an Award that is an Option or a Stock Appreciation Right shall remain exercisable until the later of the date five years after the date of such termination and the date the Award would have expired by its terms if the Participant’s employment had not been terminated.

SECTION 8. AMENDMENT AND TERMINATION

Except to the extent prohibited by applicable law:

(a)	Amendments To The Plan

Except as required by the rules of the principal securities exchange on which the Common Stock is traded, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, including increasing the number of shares of Common Stock available for Awards under the Plan, without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or other Person.

(b)	Amendments To Awards

The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 8(c), in any Award shall materially reduce the benefit to Participant without the consent of such Participant.

(c)	Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events

The Committee is hereby authorized to make unilateral adjustments in the terms and conditions of, and the criteria included in, Awards theretofore granted in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Company or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles.

SECTION 9. GENERAL PROVISIONS

(a)	No Rights to Award

No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

(b)	Tax Withholding

The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, shares of Common Stock, other securities, shares of Common Stock that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes.

(c)	No Right to Employment or Services

The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate, to continue as a Consultant, or to remain on the Board, as applicable. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or terminate a consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award Agreement or other agreement.

(d)	Governing Law

The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the Republic of the Marshall Islands without regard to its conflict of laws principles.

(e)	Severability

If any provision of the Plan or any award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f)	Other Laws

The Committee may refuse to issue or transfer any shares of Common Stock or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such shares of Common Stock or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Common Stock is then traded, or entitle the Company or an Affiliate to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

Any Award granted pursuant to the Plan is intended to comply with the requirements of Section 409A of the Code, including any applicable regulations and guidance issued thereunder, and including transition guidance, to the extent Section 409A of the Code is applicable thereto, and the terms of the Plan and any Award granted under the Plan shall be interpreted, operated and administered in a manner consistent with this intention to the extent the Committee deems necessary or advisable to comply with Section 409A of the Code and any official guidance issued thereunder. Any payment or distribution that is to be made to a Participant who is a “specified employee” of the Company within the meaning of that term under Section 409A of the Code and as determined by the Committee, on account of a “separation from service” within the meaning of that term under Section 409A of the Code, may not be made before the date which is six months after the date of such “separation from service,” unless the payment or distribution is exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. Notwithstanding any other provision in the Plan, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Committee makes no representations that Awards granted under the Plan shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to Awards granted under the Plan.

(g)	No Trust Or Fund Created

Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any participating Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate.

(h)	No Fractional Shares

No fractional shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares or whether such fractional shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(i)	Headings

Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j)	Facility Payment

Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Committee may select, and the Company and its Affiliates shall be relieved of any further liability for payment of such amounts.

(k)	Participation By Affiliates

In making Awards to Consultants and Employees employed by an entity other than by the Company, the Committee shall be acting on behalf of the Affiliate or such other entity, and to the extent the Company has an obligation to reimburse the Affiliate or such other entity for compensation paid to Consultants and Employees for services rendered for the benefit of the Company, such payments or reimbursement payments may be made by the Company directly to the Affiliate or such other entity, and, if made to the Company, shall be received by the Company as agent for the Affiliate or such other agency.

(l)	Gender And Number

Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

SECTION 10. TERM OF THE PLAN

The Plan shall be effective on the date of its approval by the Board and shall continue until the earlier of (a) the date terminated by the Board and (b) the date shares of Common Stock are no longer available for the payment of Awards under the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.